                                                                    EXHIBIT 99.1

CARLSBAD, Calif., Oct. 3 /PRNewswire-FirstCall/ -- Phoenix Footwear Group, Inc. (Amex: PXG - News) announced today that it has signed a definitive agreement to acquire Royal Robbins, Inc., an established casual and outdoor apparel brand based in California. The acquisition will mark Phoenix Footwear's entry into the men's and women's apparel category, and elevate the Company into a full-scale men's and women's footwear and apparel company with an emphasis on classic, comfortable footwear and outerwear brands.

The purchase price for this transaction includes $6.5 million due at closing, plus additional contingent purchase value of approximately $5.0 million based on a two-year earn-out formula. The closing payment will be $6.0 million in cash, and the remainder in Phoenix Footwear common stock. Phoenix Footwear anticipates that the acquisition will increase sales by 30% to 40% on an annual basis. In addition, Phoenix Footwear expects the acquisition will be accretive to GAAP earnings per share within the first full year of operation under Phoenix Footwear's ownership. Further information on the anticipated contribution of Royal Robbins to fiscal 2004 earnings will be provided after the close of the transaction.

The transaction is subject to financing and other customary closing conditions. Phoenix Footwear has received a commitment from its lender for a new $24,750,000 credit facility. The transaction is expected to close in the fourth quarter of 2003.

Founded in 1968 by outdoor enthusiasts, Royal and Liz Robbins, Royal Robbins, Inc. is known for comfortable, rugged clothing and classic styles. The company's Go Everywhere(R) line of technical clothing gear, featuring lightweight, wrinkle-resistant supplex nylon, is particularly popular among hikers, kayakers and other outdoor enthusiasts. The Royal Robbins line of apparel will compliment Phoenix Footwear's recently acquired H.S. Trask and Ducks Unlimited footwear brands, creating cross-marketing opportunities in the outdoor apparel and footwear sectors.

James R. Riedman, Chairman and CEO of Phoenix Footwear, commented, "We believe that today's acquisition will allow us to further enhance our profitability and provides us with a significant new growth vehicle. A well-known brand with strong sales and a loyal and growing customer base, Royal Robbins is the perfect compliment to our current line of classic and comfortable men's and women's footwear brands. In addition, this transaction is consistent with our strategic focus on acquiring brands that can strengthen our earnings and operating margins. As we seek to grow the top line, we have an opportunity to utilize our existing infrastructure to drive natural cost-saving synergies. I look forward to working closely with the Royal Robbins' senior management team as we take the brand to the next level. We welcome Dan Costa, Francisco Morales and all of the Royal Robbins employees."

"This partnership is a 'win win' for our retailers and our consumers," said Dan Costa, Chairman of Royal Robbins. "Phoenix Footwear brings us tremendous resources that will enable us to build upon our heritage and extend the brand. Through this new relationship, we will expand our ability to offer innovative styling, distinctive fabrications and a broad choice of apparel at excellent price points. In addition, we anticipate strengthening and preserving our existing specialty retail distribution channel, which has been a fundamental building block for this brand. We look forward to being part of the Phoenix Footwear family."

Greg A. Tunney, Phoenix Footwear's President and COO, added, "Royal Robbins carries a complete line of men's and women's outdoor clothing that is practical, comfortable and affordable. Royal Robbins does not rely on short-term fashion trends, but rather focuses on sustainable, classic styles utilizing high-quality materials. These are among the hallmarks of our current lines of men's and women's footwear brands. As we integrate Royal Robbins into Phoenix Footwear, we will take advantage of strong cross-promotional opportunities between the customer bases of both companies to drive sales and earnings."

About Phoenix Footwear Group, Inc.

Phoenix Footwear Group, Inc., headquartered in Carlsbad, California, designs, develops and markets men's and women's casual and dress footwear. The Company's premium footwear brands include the Trotters(R), SoftWalk(R), H.S. Trask(R), and Ducks Unlimited(R) lines. The Company was ranked by Footwear News as the fastest growing footwear firm during the three-year period of 1999 to year-end 2001, and the 10th most profitable for 2002 based on net margins. Phoenix Footwear Group, Inc. is traded on the American Stock Exchange under the symbol PXG.

About Royal Robbins, Inc.

Royal Robbins was founded in 1968 by internationally acclaimed climber Royal Robbins and his wife Liz, who could not find the right clothing for their adventures and explorations. Liz's first creation was the Billy Goat(R) Hiking Short, still among the company's most popular styles, and a classic design of enduring popularity. The success of the Billy Goat(R) Hiking Short evolved into a complete line of outdoor + travel clothing. It is specifically designed for today's active adventurer. Royal Robbins is committed to creating the best functional outdoor clothing, with the performance fabrics necessary for today's high adventure lifestyle.

Forward-Looking Statements:

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. These forward looking statements include, but are not limited to, statements regarding the expected benefits of the transaction, the likelihood and timing of the closing of the transaction and the impact of the transaction on 2004 GAAP earnings per share. Investors are cautioned that all forward-looking statements involve risks and uncertainty that could cause actual results to differ materially from those in the forward-looking statements. These include without limitation the possibility that the transaction will not close or that the closing may be delayed, anticipated revenue gains, margin improvements, or cost savings will not be achieved, risks associated with the successful integration of Royal Robbins business, including management distraction during such integration, and the impact that the failure to successfully integrate could have on the realization of the anticipated benefits of the acquisition, the ability of Phoenix Footwear to retain

Royal Robbins customers and market acceptance of the acquisition. More information about potential factors that could affect Phoenix Footwear's business and financial results is included in Phoenix Footwear's Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2002 filed with the Securities and Exchange Commission (the "SEC"), the Registration Statement on Form S-3 filed by Phoenix Footwear on September 24, 2003 with the SEC under the caption "Risk Factors", both of which are available at the SEC's website at www.sec.gov. Although Phoenix Footwear believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Phoenix Footwear or any other person that the objectives and plans of Phoenix Footwear will be achieved. All forward-looking statements included in this press release are based on information available at the time of the release, and Phoenix Footwear assumes any obligation to update any forward-looking statement.